UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 6, 2020

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.0001 per share	PAG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 6, 2020, we amended our U.S. credit agreement (the “U.S. credit agreement”) with Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation to provide for an additional $100 million of borrowing capacity effective August 1, 2020. The U.S. credit agreement, as amended August 1, will provide for up to $800 million in revolving loans for working capital, acquisitions, capital expenditures, investments and other general corporate purposes, which includes $250 million in revolving loans solely for acquisitions, and up to $50 million of letters of credit. The U.S. credit agreement provides for a maximum of $150 million of borrowings for foreign acquisitions and expires on September 30, 2022. The interest rate on revolving loans is LIBOR plus 1.75%, subject to an incremental 1.25% for uncollateralized borrowings in excess of a defined borrowing base. In April of 2020, the lenders consented to a deferral of interest under the U.S. Credit Agreement for the months of April, May and June, until December 2020.

The U.S. credit agreement is fully and unconditionally guaranteed on a joint and several basis by substantially all of our U.S. subsidiaries and contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay certain other indebtedness, pay dividends, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. We are also required to comply with specified financial and other tests and ratios, each as defined in the U.S. credit agreement including: a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity and a ratio of debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed.

The U.S. credit agreement also contains typical events of default, including change of control, non-payment of obligations and cross-defaults to our other material indebtedness. Substantially all of our U.S. assets are subject to security interests granted to the lenders under the U.S. credit agreement.

We purchase motor vehicles from Daimler AG and Toyota Motor Credit Corporation, affiliates of the respective lenders under the U.S. credit agreement, for sale at certain of our dealerships. The lenders also provide certain of our dealerships with mortgage, “floor-plan” and consumer financing.

The foregoing description of the amendment is qualified in its entirety by references to the amendment, which is filed as an exhibit and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit 4.1 Sixth Amendment to Fifth Amended and Restated Credit Agreement dated July 6, 2020 among us, Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation.

Exhibit Index

Exhibit No.	Description
4.1	Sixth Amendment to Fifth Amended and Restated Credit Agreement dated July 6, 2020 among us, Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

July 7, 2020	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President